UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: February 23, 2010
Ormat Technologies, Inc.
(Exact name of registrant as specified in its charter)
Commission File No. 001-32347

Delaware	No. 88-0326081

(State of Incorporation)	(I.R.S. Employer
Identification No.)

6225 Neil Road, Reno, Nevada	89511-1136

(Address of principal executive offices)	(Zip code)
Not Applicable
(Former name or former address, if changed since last report)
Registrant’s telephone number, including area code: (775) 356-9029
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On February 24, 2010, Ormat Technologies, Inc. (the “Company”) reported its earnings for the fourth fiscal quarter and fiscal year ended December 31, 2009. A copy of the Company’s press release containing this information is furnished as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.
The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
The Company is making reference to non-GAAP financial measures in the press release. A reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures is contained in the attached press release.
Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
On February 23, 2010, the Board of Directors and Audit Committee of the Company, upon recommendation of management, concluded that the Company’s financial statements for the year ended December 31, 2008 (the “2008 Financial Statements”) contained in its Annual Report on Form 10-K for the year then ended require restatement and should no longer be relied upon. In addition, the Company’s prior related earnings and news releases and similar communications should no longer be relied on to the extent they related to the 2008 Financial Statements.
The Company plans to include the restatement of the 2008 Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2009. The restatement will show a change in the Company’s accounting treatment for certain exploration and development costs. These costs were capitalized on an area-of-interest basis as described in Note 1 of the 2008 Financial Statements using an accounting method that is analogous to the full cost method. In reviewing this accounting treatment in response to comment letters from the Staff of the Securities and Exchange Commission (‘SEC”) as part of its periodic review of the reports the Company files with the SEC, the Company concluded that this accounting treatment was inappropriate in certain respects. As a result, the Company will no longer continue to capitalize these costs for any individual project after it decides to abandon further exploration and development of that project, and will instead expense those costs in the period in which any such determination is made. The 2008 Financial Statements will be restated to write-off unsuccessful exploration and development costs for sites where we determined not to pursue further development during 2008.
The effect of this restatement on the 2008 Financial Statements is as follows:

(U.S. dollars
in millions)
Consolidated balance sheet as of December 31, 2008:
Decrease in construction-in-process	$9.8
Decrease in deferred tax liability	3.6
Decrease in equity	6.2

Consolidated statement of operations and comprehensive income for the year ended December 31, 2008:
Decrease in net income	6.2
Decrease in comprehensive income	6.2
The Company also plans to revise its consolidated financial statements as of and for the three and nine months ended September 30, 2009 to reduce net income by approximately $1.5 million to expense previously capitalized exploration and development costs related to a project for which the Company determined it would abandon further exploration and development during the third quarter of 2009. In connection with the filing of its Annual Report on Form 10-K for the year ended December 31, 2009, the Company will revise the third quarter unaudited financial information included in the notes to the financial statements included therein to reflect the expensing of such costs in that interim period.
The Company’s management, Audit Committee and Board of Directors have discussed the matters disclosed in this Item 4.02(a) filing on Form 8-K with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
The following exhibit is furnished as part of this report on Form 8-K:
99.1 Press release of the Company dated February 24, 2010 containing financial information for its fourth fiscal quarter and fiscal year ended December 31, 2009 and certain prior periods restatements.

Safe Harbor Statement
Information provided in this report on Form 8-K may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the company’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, filed with the Securities and Exchange Commission on March 2, 2009.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORMAT TECHNOLOGIES, INC.
By	/s/ Yehudit Bronicki
Yehudit Bronicki
Chief Executive Officer

Date: February 24, 2010